EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Willbros Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-18421-01, 333-53748-01, 333-74290-01, 333-135543-01, 333-139353-01, 333-151795-01 and 333-151796-01) on Form S-8 and (No. 333-139499) on Form S-3 of Willbros Group, Inc. of our reports dated March 12, 2007, before the effects of the adjustments to retrospectively apply the adoptions of new accounting standards as described in Note 1 and change in reportable segments as described in Note 14, with respect to the consolidated statement of operations, stockholders’ equity and comprehensive income (loss) and cash flows of Willbros Group, Inc. for the year ended December 31, 2006, which report appears in the February 17, 2010 current report on Form 8-K of Willbros Group, Inc.

/s/ GLO CPAs, LLLP

Houston, Texas
February 17, 2010